EXHIBIT 99.1

Gasco
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Energy



For Immediate Release on Tuesday, September 7, 2004

             GASCO ENERGY PROVIDES RIVERBEND PROJECT ACTIVITY UPDATE
                     PRODUCTION RISES WITH DRILLING ACTIVITY

DENVER - (PR Newswire) - September 7, 2004 - Gasco Energy, Inc. (OTC BB: GASE) today provided an interim oil and gas activities and operational update on its Riverbend Project in Utah's Uinta Basin.

Drilling Activity
In August, Gasco spudded two wells, completed two wells that are flowing to sales, and one well is awaiting completion.

Year to date, Gasco has drilled six gross wells. Five wells have been completed and are flowing to sales and one is awaiting completion. The wells are part of Gasco's proposed 15 gross well program for 2004.

Two wells are currently being drilled in the Riverbend Project's Riverbend Area. One will test the Wasatch, Mesaverde and Blackhawk formations and the second well is being drilled to the Wasatch and Mesaverde formations. Please reference www.gascoenergy.com/areas.html for a detailed map of the four Riverbend Project areas: Riverbend, West Desert, Wilkin Ridge and Gate Canyon.

Production
Cumulative monthly gross production for August 2004 was 173.5 million cubic feet equivalent (MMcfe), or 47.2 MMcfe net. This is a 28.9% percent increase from July's cumulative gross production of 134.6 MMcfe and an 18.5% increase from July's net production of 39.8 MMcfe. Production data provided assumes net revenue interest which factors in an average of 20% royalty payments to mineral owners.

Production could be affected for September due to the expansion of the Riverbend gathering system that is resulting in periodic well shut-ins and well completion delays associated with the construction process. Gasco is also performing routine well maintenance and analysis during this period.

Management Comment
Commenting on the Riverbend Project, Gasco CEO and President, Mark Erickson said: "This update is the first of what we anticipate to be approximately monthly updates on our oil and gas activities in Utah and Wyoming. With two rigs drilling in the Riverbend Area, we will be able to provide investors with meaningful drilling and completion, and related activity updates.

"In the past we have occasionally reported initial production (IP) rates for completed wells. Our reservoir engineers continue extensive geo-technical modeling to best understand reservoir characteristics. Their work shows that the relationship between IP rates and estimated reserves does not correlate with a high degree of reliability. A much better predictor of estimated reserves is the long-term well performance and production decline analysis, which we believe is best assessed after at least six months of production history. As a consequence, Gasco will no longer announce IP rates. We instead suggest that investors focus on the drilling and completion activity and the gross and net production figures, which are two of the metrics that management uses to gauge progress."

About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

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Forward-looking statements
Certain statements set forth in this press release relate to management's future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company's future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "project," "estimate," "anticipate," "believe," or "continue" or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company's cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under "Risk Factors" in
Part I, Item 1 of the Company's latest Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044

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